CORNELL | DOLAN, P.C.

Timothy Cornell
One International Place
Suite 1400
Boston, MA 02110
617.535.7763
tcornell@cornelldolan.com

August 15, 2018

BY ELECTRONIC MAIL

Sunstock, Inc.
111 Vista Creek Circle
Sacramento, CA 95835
info@sunstockinc.com

Re: Pre-Lawsuit Notice Letter

Dear Sir or Madam:

Cornell Dolan, P.C. in Boston, Mass. and Madsen Law P.C. in New York, NY have been engaged to represent Crown Bridge Partners, LLC ("Crown Bridge") in a forthcoming lawsuit against Sunstock, Inc. ("SSOK") relating to a convertible promissory note dated December 8, 2017 (the "Note").

As you are aware, SSOK is in breach of the Note. The amount due on the Note is accordingly accelerated by 150% from $65,000 to $97,500. The interest accumulated to date is $4,400.17 and accruing. Finally, due to the agreed liquidated damages provision set forth in Article 1.3(g) of the Note, damages of $2,000 a day amount to $118,000, and accruing daily. Attorney time has been 3.4 hours, calculated at $450 an hour, amounts to $1,530. Together, SSOK is liable to Crown Bridge for at least $221,470.17.

By this letter, we are giving you one last opportunity to avoid a lawsuit. Please call this office at the number below at your earliest convenience, but by no later than **5:00 p.m. on Tuesday, August 21, 2018**, to make arrangements for the payment of the Default Sum to Crown Bridge. If we do not hear from you by then, we will proceed with legal action by close of business and seek any and all remedies available under the law.

Attached to this letter for your consideration is a complaint that Crown Bridge will file on August 21, 2018 against SSOK in the United States District Court for the Southern District of New York should this matter remain unresolved without court intervention.

We sincerely hope to hear from you by August 21, 2018.

Regards,

CORNELL DOLAN P.C.

Timothy Cornell